Exhibit 99.1

THE CENTER FOR WOUND HEALING, INC ANNOUNCES $17.5 MILLION INVESTMENT

BY BISON CAPITAL EQUITY PARTNERS II, LP.

Tarrytown, NY – April 4, 2008 – The Center for Wound Healing, Inc. (CFWH.PK) (“CFWH”), a leading operator of comprehensive wound care treatment centers that offer hyperbaric oxygen therapy as well as other wound care treatment modalities, today announced a $17.5 million investment by Bison Capital Equity Partners II, LP (“Bison Capital”), terms of the investment were not disclosed.

In commenting on its investment, Douglas Trussler, a partner at Bison Capital said, “We are extremely impressed with The Center for Wound Healing’s track record in operating wound care centers of excellence. The Company’s legacy of clinical outcomes and the strength of its hospital partner relationships are a testament to its commitment to the highest quality of care coupled with highly professionalized operational management. Through our investment, The Center for Wound Healing will be able to expand the number of centers it develops and operates, furthering the tremendous benefit it provides to its hospital partners and their patients”.

The Center for Wound Healing’s CEO Andrew Barnett added, “Bison exerted enormous time and effort to understand our business and the markets we serve. Eighty percent of the patients who are treated in the Company’s comprehensive wound care centers are diabetic, a population that today numbers in excess of 20 million throughout the country and one that is growing by one million new patients per year. Bison has provided us with substantial long-term capital that will allow us to continue our expansion and provide superb care to this important demographic. We are delighted to have Bison Capital as a critical member of our team. We would also like to thank our shareholders for their support of the Company during this last year and look forward to continuing our efforts to serve a greater share of domestic wound care market.”

The Center for Wound Healing, Inc. manages 36 wound care centers in the eastern United States in partnership with local acute care hospitals. CFWH was founded by physicians in 1997 with a focus on establishing in-hospital centers of excellence to treat the growing incidence of severe grade diabetic wounds of the lower extremities and wounds that are unresponsive to general wound care treatments. The Company’s centers have consistently achieved high treatment success rates, resulting in a dramatic increase in patient quality of life and significant cost savings to the healthcare system.

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